Exhibit 99.3

Union Planters Corporation
Computation of Consolidated Ratio of
Earnings to Combined Fixed Charges and
Preferred Stock Dividends
(Dollars in thousands)

	Nine Months	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	9/30/03	12/31/02	12/31/01	12/31/00	12/31/99	12/31/98

Including Interest on Deposits

Earnings before income taxes	$522,283	$766,911	$675,419	$610,616	$618,832	$371,922
Add:
Interest expense and amortization of debt issuance costs	344,133	613,683	1,098,119	1,296,538	1,041,401	1,107,148
Portion of operating lease rents representative of the interest factor	10,461	13,381	13,449	12,145	10,975	10,760

Earnings as adjusted	$876,877	$1,393,975	$1,786,987	$1,919,299	$1,671,208	$1,489,830

Fixed charges
Deposits	$230,822	$428,656	$757,354	$835,109	$811,411	$896,062
Interest on short-term borrowings	25,085	36,252	176,649	366,753	141,936	79,415
Interest on FHLB advances and other
Long-term debt	88,226	148,775	164,116	94,676	88,054	131,671

Total interest expense and amortization of debt issuance costs	344,133	613,683	1,098,119	1,296,538	1,041,401	1,107,148

Capitalized interest expense	—	—	—	—	—	—
Portion of operating lease rents representative of the interest factor	10,461	13,381	13,449	12,145	10,975	10,760

Total fixed charges	$354,594	$627,064	$1,111,568	$1,308,683	$1,052,376	$1,117,908

Preferred stock dividends	$595	$976	$1,388	$1,607	$1,758	$2,072

Total fixed charges and preferred stock dividends	$355,189	$628,040	$1,112,956	$1,310,290	$1,054,134	$1,119,980

Earnings to combined fixed charges and preferred stock dividends	2.47	2.22	1.61	1.46	1.59	1.33

Exhibit 99.3

Union Planters Corporation
Computation of Consolidated Ratio of
Earnings to Combined Fixed Charges and
Preferred Stock Dividends
(Dollars in thousands)

	Nine Months	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	9/30/03	12/31/02	12/31/01	12/31/00	12/31/99	12/31/98

Excluding Interest on Deposits

Earnings before income taxes	$522,283	$766,911	$675,419	$610,616	$618,832	$371,922
Add:
Interest expense and amortization of debt issuance costs	113,311	185,027	340,765	461,429	229,990	211,086
Portion of operating lease rents representative of the interest factor	10,461	13,381	13,449	12,145	10,975	10,760

Earnings as adjusted	$646,055	$965,319	$1,029,633	$1,084,190	$859,797	$593,768

Fixed charges
Deposits	$—	$—	$—	$—	$—	$—
Interest on short-term borrowings	25,085	36,252	176,649	366,753	141,936	79,415
Interest on FHLB advances and other
Long-term debt	88,226	148,775	164,116	94,676	88,054	131,671

Total interest expense and amortization of debt issuance costs	113,311	185,027	340,765	461,429	229,990	211,086

Capitalized interest expense	—	—	—	—	—	—
Portion of operating lease rents representative of the interest factor	10,461	13,381	13,449	12,145	10,975	10,760

Total fixed charges	$123,772	$198,408	$354,214	$473,574	$240,965	$221,846

Preferred stock dividends	$595	$976	$1,388	$1,607	$1,758	$2,072

Total fixed charges and preferred stock dividends	$124,367	$199,384	$355,602	$475,181	$242,723	$223,918

Earnings to combined fixed charges and preferred stock dividends	5.19	4.84	2.90	2.28	3.54	2.65